EXHIBIT 10.3





                      BLYTHE, CALIFORNIA PURCHASE AGREEMENT


                                   dated as of

                                November 23, 1992


                                     between


                         NATIONAL AUTO/TRUCKSTOPS, INC.


                                       and


                         UNION OIL COMPANY OF CALIFORNIA




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                                TABLE OF CONTENTS


                                                                     PAGE


ARTICLE I DEFINITIONS................................................  1

      1.1  Definitions...............................................  1

ARTICLE II  TRANSFER OF ASSETS.......................................  5

      2.2  Assumption of Liabilities.................................  6
      2.3  Purchase Price for Acquisition Assets.....................  6
      2.4  Closing...................................................  6
      2.5  Allocation of Purchase Price..............................  6

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER................  6

      3.1  Corporate Existence and Power.............................  7
      3.2  Corporate Authorization...................................  7
      3.3  Governmental Authorization................................  7
      3.4  Non-Contravention.........................................  8
      3.5  No Brokerage Fees.........................................  8
      3.6  Properties; Leases; Tangible Assets.......................  8
      3.7  Litigation................................................ 11
      3.8  Permits; Required Consents................................ 11
      3.9  Compliance with Laws...................................... 11
      3.10 Material Disclosures...................................... 12

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF BUYER............. 12

      4.1  Organization and Existence................................ 12
      4.2  Corporate Authorization................................... 12
      4.3  Governmental Authorization................................ 12
      4.4  Non-Contravention......................................... 13
      4.5  No Brokerage Fees......................................... 13
      4.6  Litigation................................................ 14
      4.7  Material Disclosures...................................... 14

ARTICLE V  CERTAIN UNDERSTANDINGS AND
            AGREEMENTS OF THE PARTIES................................ 14

      5.1  Ownership of the Facility................................. 14
      5.2  Access to Records and Files............................... 15
      5.3  Public Announcements...................................... 16
      5.4  No Shopping............................................... 16




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      5.5  Further Assurances........................................ 17
      5.6  Cooperation in Litigation................................. 17
      5.7  Certain Filings........................................... 17
      5.8  Title Insurance; Encumbrances............................. 18
      5.9  Additional Agreements..................................... 18
      5.10 Cooperation with Respect to Financing..................... 18
      5.11 PMPA...................................................... 19

ARTICLE VI  CONDITIONS TO CLOSING.................................... 19

      6.1  Conditions to Obligations of Each Party................... 19
      6.2  Conditions to Obligations of Buyer........................ 20
      6.3  Conditions to Obligations of Seller....................... 22

ARTICLE VII  INDEMNIFICATION......................................... 23

      7.1  Indemnification by Seller................................. 23
      7.2  Indemnification by Buyer.................................. 23
      7.3  Defense of Claims......................................... 24
      7.4  Survival of Representations and Warranties................ 25

ARTICLE VIII  TERMINATION............................................ 26

      8.1  Grounds for Termination................................... 26
      8.2  Effect of Termination..................................... 28

ARTICLE IX  MISCELLANEOUS............................................ 28

      9.1  Notices................................................... 28
      9.2  Amendments; Waivers; Remedies............................. 29
      9.3  Expenses.................................................. 30
      9.4  Successors and Assigns.................................... 30
      9.5  Governing Law............................................. 30
      9.6  Counterparts; Effectiveness............................... 30
      9.7  Entire Agreement.......................................... 30
      9.8  Jurisdiction.............................................. 31
      9.9  Captions.................................................. 31
      9.10 Severability.............................................. 31
      9.11 Construction.............................................. 31





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                               PURCHASE AGREEMENT


            This PURCHASE AGREEMENT (the "Agreement") is entered into as of November 23, 1992 by and between Union Oil Company of California, a California corporation ("Seller"), and National Auto/Truckstops, Inc., a Delaware corporation (together with its successors and assigns, "Buyer").

                              W I T N E S S E T H :

            WHEREAS, Seller leases certain real property as more particularly described in Section 1 of the Disclosure Schedule attached hereto (the "Facility");

            WHEREAS, Seller subleases the Facility to an independent operator (the "Facility Operator") who operates the Facility as a truckstop as part of Seller's auto/truckstop network (the "A/TS Network"); and

            WHEREAS, Seller desires to sell its interest in the Facility to Buyer, including substantially all of the assets relating thereto, and Buyer desires to acquire such interest in the Facility and such assets on the terms and conditions hereinafter set forth;

            NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

            1.1  DEFINITIONS.

                  (a)  The following terms, as used herein,
have the following meanings:

            "Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such other Person.




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                                                                               2




            "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors, employees, consultants or agents (in connection with such officer's, director's, employee's, consultant's or agent's activities on behalf of such Person or any of its Affiliates).

            "Assigned Lease Rights" means all of Seller's rights under the Lease, including, without limitation, the right to receive Fixed Rent (as defined in the Lease); provided, however, that Assigned Lease Rights shall not include Excluded Lease Rights.

            "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in Los Angeles, California are authorized or required by law to close.

            "Damages" means all demands, claims, actions or causes of action, assessments, losses, damages, costs, expenses, liabilities, judgments, awards, fines, sanctions, penalties, and charges, and amounts paid or payable in settlement, including (y) interest on cash disbursements in respect of any of the foregoing at the lesser of Reference Rate in effect from time to time and the maximum interest rate permitted by law, compounded quarterly, from the date each such cash disbursement is made until the Person incurring the same shall have been indemnified in respect thereof and (z) reasonable costs, fees and expenses of attorneys, experts, accountants, appraisers, consultants, witnesses, investigators and any other agents of such Person.

            "Disclosure Schedule" means the Disclosure Schedule attached hereto.

            "Effective Time" means 1:01 a.m. Eastern Standard Time on the Closing Date.

            "Environmental Laws" means federal, state, local and foreign laws, principles of foreign law, regulations and codes, as well as orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder relating to pollution, protection of the Environment or health or safety.




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                                                                               3




            "Environmental Liabilities" means all Damages, whether direct or indirect, known or unknown, current or potential, absolute or contingent, matured or unmatured, past, present or future, imposed by, under or pursuant to Environmental Laws.

            "Excluded Lease Rights" means the right to receive the Gallonage Rental and 3% of Products and Services Gross Receipts (as such terms are defined in Exhibit B of the Lease).

            "GAAP" means generally accepted accounting principles then in effect consistently applied.

            "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, government or self-regulatory organization, commission, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

            "Lease" means the lease pursuant to which Seller leases the Facility to the Facility Operator.

            "Liability" means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such Person in accordance with GAAP.

            "Lien" means, with respect to any asset, any mortgage, title defect or objection, restrictive covenant, adverse claim, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset.

            "Material Adverse Effect" means a material adverse change in or effect on the Acquisition Assets taken as a whole.

            "Permitted Liens" means (i) Liens for taxes or governmental assessments, charges or claims the payment of



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                                                                               4




which is not yet due, or for taxes the validity of which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP are being maintained and set aside; (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Persons and other Liens imposed by Applicable Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith and for which adequate reserves in accordance with GAAP are being maintained and set aside; and (iii) Liens relating to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security.

            "Person" means an individual, corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

            "PMPA" means the Petroleum Marketing Practices Act.

            "Proceeding" means any claim, action, suit, hearing, inquiry, arbitration, dispute, proceeding (public or private) or governmental investigation brought by or against any Governmental Authority or any other Person.

            "Reference Rate" means the per annum rate of interest as published in the Wall Street Journal as the prime rate (or reference rate). Any change in the Reference Rate shall take effect at the opening of business on the day such published quotations change.

            "Seller's knowledge" means (i) the actual knowledge of managerial or professional personnel employed by or on behalf of Seller or any of its Affiliates (excluding any agents and servants who are not and have never been employees of Seller) and working in Division 61 or having management or supervisory responsibility for the A/TS Network or (ii) such knowledge as any such Person could reasonably be expected to have in the exercise of his or her employment duties.

            (b) Each of the following terms is defined in the section set forth opposite such term:

             TERM                                     SECTION
             ----                                     -------

      Acquisition Assets                              2.1
      Acquisition Proposal                            5.5
      Agreement                                       Recitals



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                                                                               5




      A/TS Network                                    Recitals
      Assumed Liabilities                             2.2
      Buyer                                           Recitals
      Buyer Indemnitees                               7.1
      California Statute                              3.3(a)
      Closing                                         2.5
      Closing Date                                    2.5
      Contracts                                       2.1(ii)
      Encumbrances                                    3.6(a)
      Facility                                        Recitals
      Facility Operator                               Recitals
      Indemnified Party                               7.3
      Indemnifying Party                              7.3
      Leases                                          3.6(d)
      Offer                                           5.12
      Offering Material                               5.10(a)
      Permits                                         3.9(a)
      Permitted Encumbrances                          3.6(a)
      Purchase Price                                  2.4
      Required Consents                               3.9(b)
      Required Contractual Consent                    3.9(b)
      Required Permit Approval                        3.9(b)
      Scheduled Contracts                             3.8(a)
      Seller                                          Recitals
      Seller Indemnitees                              7.2
      Subsequent Material Contract                    5.1(a)
      Termination Date                                8.1(vi)


                                   ARTICLE II

                               TRANSFER OF ASSETS

            2.1 ASSETS TO BE CONVEYED. Upon the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements hereinafter set forth, Seller shall convey, transfer, assign, sell and deliver to Buyer, and Buyer shall acquire, accept and purchase at the Closing, free and clear of all Liens, other than Permitted Encumbrances, all the assets set forth below (the assets set forth below are referred to collectively as the "Acquisition Assets"):

                          (i) Seller's interest in all buildings, fixtures, signage and improvements erected on the Facility and appurtenances thereto and all of Seller's rights to real property adjacent or appurtenant thereto;

                         (ii) the Assigned Lease Rights; and



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                        (iii) all transferable franchises, licenses, permits or
      other authorizations issued or granted by any Governmental Authority that are owned by, granted to or held or used by Seller and which relate primarily or exclusively to the Facility.

            2.2 ASSUMPTION OF LIABILITIES. From and after the Closing Date, Buyer shall assume and agree to pay when due, perform and discharge the executory Liabilities of Seller under the Lease (the "Assumed Liabilities"). Buyer is not assuming any Liabilities of Seller other than the Assumed Liabilities.

            2.3 PURCHASE PRICE FOR ACQUISITION ASSETS. At the Closing the purchase price for the Acquisition Assets set forth on Schedule 2.4 (the "Purchase Price") shall be paid by wire transfer.

            2.4 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") shall occur at the law offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 10:00 a.m. on the date five (5) Business Days after all conditions to the Closing set forth in Article VI have been satisfied or waived by the party entitled to waive the same, or such other time, date or place as is agreed to in writing by the parties hereto. The date on which the Closing occurs is referred to herein as the "Closing Date".

            2.5 ALLOCATION OF PURCHASE PRICE. Seller and Buyer hereby agree that
(i) the allocation for tax purposes of the Purchase Price shall be agreed to by Buyer and Seller prior to the Closing, (ii) each party shall timely file Internal Revenue Service Form 8594 and (iii) neither the Buyer nor the Seller shall take a position on any report, return, information return or other document (including any related or supporting information) filed or required to be filed with any federal, state or local taxing authority, before any taxing authority or in any judicial proceeding that is in any way inconsistent with such allocation.


                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller hereby represents and warrants to Buyer as follows:




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                                                                               7




            3.1 CORPORATE EXISTENCE AND POWER. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate power and all governmental licenses, authorizations, consents and approvals required to own and lease the Facility. Seller is duly qualified to do business as a foreign corporation in each jurisdiction where the character or ownership of the Acquisition Assets makes such qualification necessary. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller as currently in effect.

            3.2 CORPORATE AUTHORIZATION. Seller has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed by Seller in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements to be executed by Seller in connection herewith have been (or upon execution will have been) duly executed and delivered by Seller, have been effectively authorized by all necessary action, corporate or otherwise, and constitute (or upon execution will constitute) legal, valid and binding obligations of Seller enforceable in accordance with their respective terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

            3.3  GOVERNMENTAL AUTHORIZATION.

                  (a) The execution, delivery and performance by Seller of this Agreement require no action by, consent or approval of, or filing with, any Governmental Authority other than:

                          (i) compliance with any applicable requirements of the HSR Act;

                         (ii) compliance with any applicable requirements of the bulk sales, bulk transfer or similar laws of the states in which the Acquisition Assets are located; and

                        (iii) the Required Permit Approvals.




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                                                                               8




                  (b) To Seller's knowledge, there are no facts relating to the identity or circumstances of Seller that would prevent or materially delay obtaining any of the authorizations referred to in Sections 3.3 or 4.3.

            3.4 NON-CONTRAVENTION. The execution, delivery and performance by Seller of this Agreement and all other agreements to be executed by Seller in connection herewith does not and will not (a) (i) contravene or conflict with the certificate of incorporation or bylaws of Seller; (ii) assuming compliance with the HSR Act and California Business and Professions Code Section 20999.25(a) (the "California Statute") and receipt of the Required Consents and each Required Permit Approval, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Seller or any of the Acquisition Assets; and (iii) assuming compliance with the HSR Act and receipt of the Required Contractual Consents and each Required Permit Approval, constitute a default under, conflict with, violate, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which Seller is entitled, under any Contract or any license, franchise, permit or similar authorization relating to any of the Acquisition Assets or by which the Acquisition Assets may be bound, or (b) result in the creation or imposition of any Lien on any Acquisition Asset.

            3.5 NO BROKERAGE FEES. No broker or finder, other than The First Boston Corporation, has acted for Seller or any of Seller's Affiliates in connection with this Agreement or the transactions contemplated hereby, and no broker or finder, other than The First Boston Corporation, is entitled to any brokerage or finders' fees in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Seller or any of Seller's Affiliates.

            3.6  PROPERTIES; LEASES; TANGIBLE ASSETS.

                  (a) Seller owns and has good and marketable title to or, in the case of leased properties or assets, a good and marketable leasehold interest in, all of the Acquisition Assets, except those assets disposed of in the ordinary course of business after such date. Seller holds title to each such property and asset free and clear of all Liens, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests or title or survey defects of any kind, including leases, chattel mortgages, condi-



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tional sales contracts, rights of first refusal (other than rights of first refusal, if any, pursuant to the California Statute), options to purchase, collateral security arrangements and other title or interest retention arrangements (collectively, "Encumbrances"), except for (i) Permitted Liens,
(ii) Encumbrances set forth on Section 3.6(a) of the Disclosure Schedule and
(iii) with respect to the Facility, Encumbrances that, individually or in the aggregate, do not and will not (A) materially interfere with the use, occupancy or operation of the Facility as currently used, occupied and operated, (B) materially reduce the fair market value of the Facility below the fair market value such parcel would have had but for such Encumbrances or (C) result in any material increase in the cost of operating, occupying or owning (or leasing) the Facility. The Encumbrances described by clauses (i), (ii) and (iii) of the foregoing sentence are collectively referred to herein as the "Permitted Encumbrances."

                  (b) Except as disclosed in Section 3.6(b) of the Disclosure Schedule, all tangible properties and assets included in the Acquisition Assets (including, without limitation, the improvements that are part of the Facility) are structurally sound and free of any material defects and are in good operating condition and repair and are adequate for the uses to which they are put, and none of the Acquisition Assets are in need of material replacement, maintenance or repair, except, in the case of the improvements that are part of the Facility, for regularly scheduled, routine maintenance and repair required under the applicable auto/truckstop lease agreement.

                  (c) Section 3.6(c)(i) of the Disclosure Schedule sets forth (by date and the parties thereto) all personal property leases and all real property leases which relate to the Acquisition Assets (the "Leases"), and indicating where appropriate those leases which have been recorded for tax, protection of title or interest, or other purposes. With respect to the Leases (including, without limitation, all exhibits thereto), there exist no defaults by Seller and no events have occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute such a default, and, to Seller's knowledge, there exists no default or threatened default by any third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of Seller and no events have occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute such a default. Except as disclosed in Section 3.6(c)(ii) of the Disclosure Schedule



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and except for regularly scheduled, routine maintenance and repair, Seller has performed all of its cleaning, maintenance and replacement responsibilities set forth in the Leases (including all exhibits thereto), and, to Seller's knowledge, each third party to such Leases has performed all of its cleaning, maintenance and replacement responsibilities set forth in the Leases (including all exhibits thereto). Except as disclosed in Section 3.6(c)(iii) of the Disclosure Schedule, all Leases to which Seller is a party or by which it is bound may be assigned, transferred and conveyed to Buyer without default, penalty or modification thereof.

                  (d) To Seller's knowledge, except as disclosed in Section 3.6(d) of the Disclosure Schedule, with respect to the Facility, there exists no
(i) applicable restrictive covenant, zoning ordinance, building code, use or occupancy restriction, land use restriction, fire, subdivision, health or other law applicable to real property, or any violation of any such ordinance, code, restriction or law, or any condemnation action or proceeding of any Governmental Authority, that detracts or can reasonably be expected to detract in any material respect from the use or value of such property in the business of the A/TS Network or will interfere with the transferability thereof to Buyer pursuant hereto or (ii) non-conforming uses or zoning or code exceptions that currently permit the non-conforming use of the Facility.

                  (e) Except as disclosed in Section 3.6(e) of the Disclosure Schedule, no condemnation proceeding is pending, or to Seller's knowledge threatened, which would preclude or impair the use of the Facility for the uses for which it is currently being used or is anticipated by Seller to be used. To Seller's knowledge there is no existing or proposed plan to widen, modify or realign any street or highway contiguous to the Facility which would materially reduce the size or value of the Facility.

                  (f) The Facility has direct access to a public street or highway and such access is adequate for the use of such parcel in the business of the A/TS Network. The Facility is not dependent for its access, operation or utility on any land, building or other improvement not included in the Facility. Notwithstanding the foregoing, Seller makes no representation that title insurance policies with so-called "access endorsements" are obtainable with respect to the Facility.




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            3.7 LITIGATION. Except as set forth in Section 3.7 of the Disclosure
Schedule, there are no Proceedings pending or, to Seller's knowledge, threatened, against Seller, which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Seller from complying with the terms and provisions of this Agreement.

            3.8  PERMITS; REQUIRED CONSENTS.

                  (a) Section 3.8(a) of the Disclosure Schedule sets forth all material approvals, registrations, authorizations, certificates, certificates of occupancy, consents, licenses, orders and permits or other similar authorizations of or with any Governmental Authority (and all other Persons) necessary for the ownership of the Acquisition Assets (the "Permits"), including
(i) all such permits and approvals relating to the transportation, storage or sale of any petroleum product or the discharge of by-products or waste material into a public waste discharge system and (ii) all registrations, approvals and exemptions required under any state or federal franchise, business opportunity or similar law.

                  (b) Section 3.8(b) of the Disclosure Schedule lists each governmental or other registration, filing, application, notice, transfer, consent, approval, order, qualification and waiver (each, a "Required Permit Approval") required under Applicable Law to be obtained by Seller or Buyer by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to avoid the loss of any Permit. Except as set forth in Section 3.8(b) of the Disclosure Schedule, each Permit is valid and in full force and effect in all material respects and, assuming the related Required Permit Approvals have been obtained prior to the Closing Date, are, or will be, transferable by Seller, and none of the Permits will, assuming the related Required Permit Approvals have been obtained prior to the Closing Date, be terminated or become terminable or impaired in any respect as a result of the transactions contemplated hereby.

            3.9 COMPLIANCE WITH LAWS. Except as set forth in Section 3.9 of the Disclosure Schedule, the ownership and leasing of the Facility have not violated or infringed, and do not violate or infringe, any Applicable Law, or any order, writ, injunction or decree of any Governmental Authority in any material respect. Seller has not received, and has no knowledge of, any notification from any Governmental Authority having jurisdiction over the Acquisition



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Assets affecting or purporting to restrict the Acquisition Assets or alleging any violation of Applicable Law relating to the foregoing.

            3.10 MATERIAL DISCLOSURES. No statement, representation or warranty made by Seller in this Agreement, in any Exhibit hereto or in the Disclosure Schedule, or in any certificate, statement, list, schedule or other document furnished or to be furnished to Buyer hereunder, contains or will contain any untrue statement of a material fact, or fails or will fail to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not materially misleading.


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER

            Buyer hereby represents and warrants to Seller that:

            4.1 ORGANIZATION AND EXISTENCE. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

            4.2 CORPORATE AUTHORIZATION. Buyer has all requisite corporate power and authority to enter into this Agreement and all other agreements to be executed by Buyer in connection herewith and to consummate the transactions contemplated hereby and thereby. This Agreement and all other agreements herein contemplated to be executed in connection herewith have been (or upon execution will have been) duly executed and delivered by Buyer, have been effectively authorized by all necessary corporate action, and constitute (or upon execution will constitute) legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

            4.3 GOVERNMENTAL AUTHORIZATION. (a) The execution, delivery and performance by Buyer of this Agreement



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                                                                              13




require no action by, consent or approval of, or filing with, any governmental body, agency, official or authority other than:

                          (i) compliance with any applicable
      requirements of the HSR Act;

                         (ii) compliance with any applicable requirements of the bulk sales, bulk transfer or similar laws of the states in which the Acquisition Assets are located;

                        (iii) the Required Permit Approvals; and

                         (iv) compliance with state franchise
      registration/disclosure laws.

                  (b) To Buyer's knowledge, there are no facts relating to the identity or circumstances of Buyer that would prevent or materially delay any of the authorizations referred to in Section 3.3 or 4.3.

            4.4 NON-CONTRAVENTION. The execution, delivery and performance by Buyer of this Agreement does not and will not (a)(i) contravene or conflict with the certificate of incorporation or bylaws of Buyer, (ii) assuming compliance with the matters referred to in Section 4.3, contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon or applicable to Buyer, (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit to which Buyer is entitled under any provision of any agreement, contract or other instrument binding upon Buyer or any license, franchise, permit or other similar authorization held by Buyer, except in the case of clauses (ii) and (iii) for any such contravention, conflict, violation, default, termination, cancellation, acceleration or loss that would not have a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of Buyer.

            4.5 NO BROKERAGE FEES. No broker or finder has acted for Buyer in connection with this Agreement or the transactions contemplated hereby, and no broker or finder is entitled to any brokerage or finders' fees in respect of such transactions based in any way on agreements, arrangements or understandings made by or on behalf of Buyer.

            4.6 LITIGATION. There are no Proceedings pending or, to Buyer's knowledge, threatened, against Buyer which seek to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

            4.7 MATERIAL DISCLOSURES. No statement, representation or warranty made by Buyer in this Agreement, in any exhibit hereto, or in any certificate, statement, list, schedule or other document furnished or to be furnished by Buyer hereunder, contains or will contain any untrue statement of material fact, or fails or will fail to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not materially misleading.

            4.8 NO KNOWLEDGE OF BREACHES. At the date hereof Buyer has no knowledge of any breach of any representation or covenant of Seller contained herein.


                                    ARTICLE V

                           CERTAIN UNDERSTANDINGS AND
                            AGREEMENTS OF THE PARTIES

            5.1 OWNERSHIP OF THE FACILITY. From the date hereof until the Closing Date:

                  (a) without Buyer's prior written consent, Seller will not and will not agree to, except as set forth in Section 5.11 or Section 5.12, sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber (other than with Permitted Liens), the Facility or amend, terminate or renew the lease thereof;

                  (b)   Seller will:

                            (i)     (1) maintain the Acquisition
      Assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted, and (2) upon any damage, destruction or loss to any of the Acquisition Assets, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of the Acquisition Assets before such event;

                           (ii)     use its best efforts (other
      than paying consideration) to obtain, prior to the Closing Date, all Required Permit Approvals;

                          (iii)     take all actions reasonably
      necessary to be in compliance with, and to maintain the effectiveness of, all Permits;

                           (iv)     notify Buyer in writing of any
      action, event, condition or circumstance, or group of actions, events, conditions or circumstances, relating to Seller or, to Seller's knowledge, any other Person, that results in, or could result in, a Material Adverse Effect, such notification to be provided to Buyer by Seller promptly after the occurrence of any such action, event, condition or circumstance, or group thereof;

                            (v)     notify Buyer in writing of the
      commencement of any material Proceeding by or against Seller relating to any of the Acquisition Assets, or of Seller becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in such a Proceeding, such notification to be provided to Buyer by Seller promptly after such commencement or Seller's becoming aware thereof; and

                           (vi)     notify Buyer in writing of the
      occurrence of any breach by Seller of any representation or warranty, or any covenant or agreement, contained in this Agreement, promptly after becoming aware of any such breach.

            5.2 ACCESS TO RECORDS AND FILES. Seller shall have the right for a period of three (3) years following the Closing Date to have reasonable access, during normal business hours and upon reasonable prior notice, to such books, records and accounts, correspondence, and employment records and other similar information as are transferred to Buyer pursuant to the terms of this Agreement for the limited purposes of concluding matters relating to Seller's ownership of the Acquisition Assets; PROVIDED, HOWEVER, that nothing set forth herein shall obligate Buyer to provide Seller or any of its attorneys, agents, employees, accountants or other representatives with access to any information that is protected by the attorney-client privilege or any similar privilege. Nothing contained herein shall impose any obligation upon Buyer to retain any such books and records beyond the retention periods delineated in the Buyer's policies relating to the retention of books and records pertaining to similar subject matter or of a similar type. All information obtained by Seller and its authorized representatives pursuant to this Section 5.2 shall be kept confidential by Seller and shall not be used by it for any purpose other than concluding matters relating to Seller's ownership of the Acquisition Assets.

            5.3 PUBLIC ANNOUNCEMENTS. The parties hereto agree that prior to the Closing they will not make any disclosures to any Person (other than operators and resellers in the A/TS Network) regarding the existence or contents of this Agreement or negotiations relating to the transactions contemplated herein or cause to be publicized in any manner whatsoever by releases or otherwise any aspect or proposed aspect of the transactions contemplated herein without prior written notice to and approval of, which shall not be unreasonably withheld, the other parties hereto, unless such party reasonably concludes that such release of information is required by Applicable Law or necessary in order to obtain Required Consents and the parties hereto cannot reach agreement upon a mutually acceptable form of release. Notwithstanding the foregoing, the parties hereto may, on a confidential basis, advise their respective agents, accountants, attorneys and prospective financing sources (including any Operators or Resellers) with respect to the contents of this Agreement and the transactions contemplated herein.

            5.4 NO SHOPPING. Except as may be required by the California Statute, from the date hereof until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Seller shall not, and shall cause each of its Affiliates not to, directly or indirectly, through any officer, director, employee or agent or otherwise, solicit, initiate, encourage, participate in any negotiation or discussion or enter into any agreement in respect of, or cooperate with (including, without limitation, by way of furnishing any non-public information concerning, or affording access to, the Acquisition Assets), any Acquisition Proposal (as hereinafter defined) pertaining to the Acquisition Assets. The term "Acquisition Proposal" means any proposal (other than a proposal by Buyer) for the acquisition of all or any portion of the Acquisition Assets. In the event Seller receives any Acquisition Proposal it shall promptly notify Buyer in writing of the identity of the party making the Acquisition Proposal and, if, in the good faith judgment of Seller, Seller determines that it can disclose the terms, conditions and circumstances of such Acquisition Proposal to Buyer without breaching an obli-gation to such party or otherwise exposing Seller to liability, Seller shall disclose such terms, conditions and circumstances to Buyer.

            5.5 FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, each party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement. Seller and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings, including instruments of transfer with respect to the Acquisition Assets, and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, provided that Seller is not obligated to pay consideration to obtain any consents.

            5.6 COOPERATION IN LITIGATION. Each party will fully cooperate with the other in the defense or prosecution of any litigation or proceeding already instituted or which may be instituted hereafter against or by such party relating to or arising out of the ownership of the Acquisition Assets prior to or after the Closing Date (other than litigation arising out of the transactions contemplated by this Agreement).

            5.7 CERTAIN FILINGS. Seller and Buyer shall cooperate with one another in determining whether any action by or in respect of, or filing with, any Governmental Authority or with respect to any Required Permit Approval is required or reasonably appropriate, or any action, consent, approval or waiver from any party to any Contract is required or reasonably appropriate, in connection with the consummation of the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that Seller and Buyer retain the right to make any filings required by Applicable Law. Subject to the terms and conditions of this Agreement, Seller and Buyer shall seek to timely obtain any such actions, consents, approvals or waivers and shall furnish all information required in connection therewith. Without limiting the foregoing, Seller and Buyer shall each promptly complete and file all reports and forms, and respond to all requests or further requests for additional information, as may be required or authorized under the HSR Act. None of the provisions in this Section 5.7 abrogate or limit in any way any of the representations, warranties and covenants made by Seller in any of the other provisions in this Agreement.




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                                                                              18




            5.8 TITLE INSURANCE; ENCUMBRANCES. If, at any time on or prior to the Closing Date, Buyer obtains preliminary title reports or surveys showing, or otherwise learns of, any Encumbrance on the Facility that is not a Permitted Encumbrance, Seller will, immediately upon receipt of notice from Buyer of such Encumbrance (or immediately upon Seller's obtaining actual knowledge of such Encumbrance, whichever is sooner), use its best efforts to cause title to the Facility to be cleared of such Encumbrance on or prior to the Closing Date; PROVIDED, HOWEVER, that if such Encumbrance relates to or is in connection with indebtedness, Seller covenants that it will cause the indebtedness to be paid in full and/or take all actions necessary to remove such Encumbrance.

            5.9 ADDITIONAL AGREEMENTS. At the Closing, Seller shall deliver the officers' certificates referenced in Section 6.2(a) and (b), Buyer shall deliver the officers' certificates referenced in Section 6.3(a) and (b), and Seller and Buyer will enter into such additional instruments of sale, transfer, conveyance, assignment and delivery as Buyer may reasonably request to vest in Buyer all right, interest and title of Seller in and to the Acquisition Assets.

          5.10 COOPERATION WITH RESPECT TO FINANCING.

                  (a) Seller will cooperate with Buyer in connection with the obtaining of the financing referred to in Section 6.2(f) hereof and in the preparation of one or more registration statements or offering memoranda for the public or private offering of debt or equity securities to be issued by Buyer (collectively, the "Offering Material") by furnishing to Buyer all information reasonably requested by Buyer relating to such financing or the preparation of the Offering Material.

                  (b) In connection with the preparation of the Offering Material, Seller will assist in the preparation of all historical information requested by Buyer with respect to the Acquisition Assets for inclusion in such Offering Material, provided such information is available to Seller without unreasonable expense, including, without limitation, (i) a description of the business and properties of, and the legal proceedings with respect to Acquisition Assets and (ii) financial information with respect to the Acquisition Assets, including, without limitation, financial statements, selected financial data and supplementary financial information, management's discussion and analysis of financial condition and results of operations and disagreements with accountants on accounting and financial disclosure, if any.

          5.11 PMPA. Prior to the Closing Date Seller agrees not to take, except as may be required by the California Statute, any action (and Buyer agrees not to cause Seller to take any action) (including, without limitation, failing to renew the lease of the Facility Operator) which would give the Facility Operator any option or other right, whether under PMPA or any other statute or regulation, to acquire the Facility.


                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            6.1 (a) CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of Seller and Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following conditions:

                  (b) NO ACTION OR PROCEEDING. No Proceeding shall be pending or threatened before any Governmental Authority which presents a material risk of the restraint or prohibition of the transactions contemplated by this Agreement or the obtaining of material Damages or other relief in connection therewith.

                  (c) COMPLIANCE WITH LAW. There shall have been obtained all permits, approvals and consents of Governmental Authorities which counsel for Buyer or for Seller may reasonably deem necessary or appropriate so that consummation of the transactions contemplated by this Agreement will be in compliance with Applicable Law, including, without limitation, the permits, approvals and consents listed in Sections 3.3 and 4.3, but excluding any Required Permit Approvals.

                  (d) CALIFORNIA STATUTE. (i) The Facility Operator shall have waived in writing its rights, if any, under the California Statute to acquire the Facility, (ii) the time within which the Facility Operator may accept the Offer shall have lapsed without the Facility Operator having accepted the Offer or (iii) Seller and Buyer shall have agreed in writing subsequent to the date hereof that the Facility Operator does not have the right under the California Statute to acquire the Facility.

            6.2 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer to consummate the transactions contemplated hereby shall be, at the option of Buyer, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Seller contained in this Agreement or in any other document of Seller delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date. Seller shall have delivered to Buyer a certificate to such effect signed by the President or any Vice President and the Secretary or any Assistant Secretary of Seller.

                  (b) SELLER'S PERFORMANCE. Each of the obligations of Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date. Seller shall have delivered to Buyer a certificate to such effect signed by the President or any Vice President and the Secretary or any Assistant Secretary of Seller.

                  (c) ADDITIONAL CLOSING DOCUMENTS OF SELLER. Buyer shall have received at the Closing the following documents, dated the Closing Date:

                          (i) copies, certified by the Secretary or an Assistant Secretary of Seller, of resolutions of the Board of Directors of Seller or the Executive Committee thereof authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

                         (ii) bills of sale and assignment, in form and substance reasonably satisfactory to counsel for Buyer, duly executed by Seller, covering the items of personal property included in the Acquisition Assets to be transferred or assigned to Buyer at the Closing, including the Bill of Sale, Assignment and Assumption Agreement and assignments in form and substance reasonably satisfactory to counsel for Buyer;

                        (iii) a special warranty deed in proper
      statutory form for recording duly executed and acknowledged by Seller covering the Facility to be conveyed to Buyer pursuant to this Agreement;

                         (iv) such further instruments of sale, transfer, conveyance, assignment or delivery covering the Acquisition Assets or any part thereof as Buyer may reasonably require to assure the full and effective sale, transfer, conveyance, assignment or delivery to it of the Acquisition Assets to be transferred to Buyer under this Agreement; and

                          (v) such other documents (duly executed
      as applicable) as Buyer may reasonably request.

                      (d)   REQUIRED PERMIT APPROVALS.  All
Required Permit Approvals shall have been obtained without the imposition of any conditions which Buyer in good faith reasonably determines would be materially burdensome upon the Acquisition Assets or Buyer or Buyer's ownership of the Acquisition Assets after the Closing. All such Required Permit Approvals shall be in effect, and no Proceeding shall have been instituted or threatened by any Governmental Authority with respect thereto as to which, in Buyer's good faith opinion, there is a material risk of a determination that would terminate the effectiveness of, or otherwise materially and adversely modify the terms of, any such Permit Approval.

                  (e) TITLE TO THE FACILITY. Title to the Facility shall have been cleared of any Encumbrances which are not Permitted Encumbrances

                  (f) FINANCING. All conditions precedent set forth in the documents relating to the funding of any debt and equity the proceeds of which Buyer shall use to effectuate the acquisition of the Acquisition Assets shall have been fulfilled and the Persons committed to providing such funding shall be prepared to do so concurrently with the Closing.

                  (g) MATERIAL ADVERSE EFFECT. There shall not have occurred any event, occurrence, development or state of circumstances or facts or change in the Acquisition Assets (including any damage, destruction or other casualty loss) affecting any Acquisition Asset which has had or which may reasonably be expected to have, either alone or together with all such events, occurrences, developments, states of circumstances or facts or changes, a Material Adverse Effect.

            6.3 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to consummate the transactions contemplated hereby shall be, at the option of Seller, subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions:

                  (a) REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of Buyer contained in this Agreement or in any document delivered pursuant hereto shall be true and correct in all material respects on the Closing Date with the same effect as if made on the Closing Date. Buyer shall have delivered to Seller a certificate to such effect, signed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

                  (b) PERFORMANCE OF COVENANTS. Each of the obligations of Buyer to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date. Buyer shall have delivered to Seller a certificate to such effect signed by the President or any Vice President and the Secretary or any Assistant Secretary of Buyer.

                  (c)  ADDITIONAL CLOSING DOCUMENTS OF BUYER.
Seller shall have received at the Closing the following documents, each dated the Closing Date:

                          (i) copies, certified by the Secretary or an Assistant Secretary of Buyer, of resolutions of its Board of Directors or the Executive Committee thereof authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

                         (ii) confirmation of the wire transfer
      to be delivered by Buyer at the Closing pursuant to
      Section 2.3 hereof; and

                        (iii) such other closing documents (duly executed as applicable) as Seller may reasonably request.

                                   ARTICLE VII

                                 INDEMNIFICATION

            7.1 INDEMNIFICATION BY SELLER. Seller shall indemnify and hold harmless Buyer, Buyer's Affiliates and their respective officers, directors, employees and agents (collectively, the "Buyer Indemnitees") in respect of any and all Damages reasonably incurred by any Buyer Indemnitee, whether paid or payable, as a result of or otherwise in connection with each and all of the following:

                  (a) any breach of any representation or warranty made by Seller in this Agreement;

                  (b) the breach of any covenant, agreement or obligation of Seller contained in this Agreement or any other instrument contemplated by this Agreement;

                  (c) any misrepresentation contained in any statement or certificate furnished by Seller pursuant to this Agreement or in connection with the transactions contemplated by this Agreement;

                  (d) any Liability relating to the Acquisition Assets existing or arising on or resulting from events which occurred or failed to occur prior to the Effective Time;

                  (e) any failure of Buyer to obtain the protections afforded by compliance with the notification requirements of the bulk sales, bulk transfer and similar laws enforced in the jurisdictions in which such laws may be applicable to either Seller or the transactions contemplated by this Agreement; and

                  (f) any claim pursuant to PMPA or any similar or related federal or state statute (including the California Statute) or regulation (including any such claim arising out of or resulting from the execution and delivery of this Agreement or the sale of any of the Acquisition Assets to the Buyer) but excluding (x) any such claim to the extent to which it arises out of or results from events which occur after the Closing Date or (y) any such claim against Buyer which arises out of or results from actions which are alleged will be taken by the Buyer after the Closing Date (provided, that any claim described in this clause (y) shall not be excluded from the scope of Seller's indemnity in this paragraph (f) if the claim against Buyer is withdrawn or dismissed or it is determined that neither Buyer nor Seller has any Liability in respect of such claim).

            7.2 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller, Seller's Affiliates and their respective officers, directors, employees and agents (collectively the "Seller Indemnitees") in respect of any and all Damages reasonably incurred by any Seller Indemnitee, whether paid or payable, as a result of or in connection with each and all of the following:

                  (a) any breach of any representation or warranty made by Buyer in this Agreement;

                  (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or any other instrument contemplated by this Agreement; and

                  (c) any misrepresentation contained in any statement or certificate furnished by Buyer pursuant to this Agreement or in connection with the transactions contemplated by this Agreement.

            7.3 DEFENSE OF CLAIMS. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "Indemnified Party") shall promptly notify the other party (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. If the Indemnified Party fails to provide the Indemnifying Party with such notice prior to the time at which the Indemnifying Party's ability to defend against such claim is irrevocably prejudiced by the failure to provide such notice, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such portion of the claim as to which the Indemnifying Party's ability to defend has been prejudiced by such failure. The Indemnifying Party may, upon written notice to the Indemnified Party within 30 calendar days of receipt of the notice specified in the first sentence of this paragraph, assume the defense of any such claim if the Indemnifying Party acknowledges to the Indemnified Party the Indemnified Party's right to indemnity pursuant hereto in respect of the entirety of such claim. If the Indemnifying Party assumes the defense of any such claim, the Indemnifying Party shall select counsel reasonably acceptable to the Indemnified Party to conduct the defense of such claim, shall take all steps necessary in the defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. If the Indemnifying Party shall have assumed the defense of any claim in accordance with this Section 7.3, the Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Indemnified Party; PROVIDED, HOWEVER, that the Indemnifying Party shall pay or cause to be paid



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                                                                              25




all amounts arising out of such settlement or judgment concurrently with the effectiveness thereof; PROVIDED, FURTHER, that the Indemnifying Party shall not be authorized to encumber any of the assets of the Indemnified Party or to agree to any restriction that would apply to the Indemnified Party, or to any other Buyer or Seller Indemnitee, as applicable, or to its conduct of business or to any other Buyer or Seller Indemnitee, as applicable, or to their conduct of business; AND PROVIDED, FURTHER, that a condition to any such settlement shall be a complete release of the Indemnified Party with respect to such claim. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. The Indemnified Party shall, and shall cause each of its Affiliates, officers, employees, consultants and agents and each other Buyer or Seller Indemnitee, as applicable, to, cooperate fully with the Indemnifying Party in the defense of any claim pursuant to this Section 7.3. If the Indemnifying Party does not assume the defense of any claim resulting therefrom in accordance with the terms of this Section 7.3, the Indemnified Party may defend against such claim in such manner as it may deem appropriate, including settling such claim after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate.

            7.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in Articles III and IV and in any instrument or document furnished in connection herewith shall survive the Closing and any investigation at any time made by or on behalf of the parties hereto and shall expire on the fourth anniversary of the Closing Date, except (i) as to any matter as to which a claim is submitted in writing to the Indemnifying Party prior to such fourth anniversary and identified as a claim for indemnification pursuant to this Agreement, (ii) the inaccuracy of any representation or warranty arising out of the fraud, gross negligence or willful misconduct of Seller or Buyer, which representation and warranty shall survive until sixty
(60) days following the expiration of the applicable statute of limitations, including extensions thereof and (iii) any inaccuracy in the representations or warranties set forth in Sections 3.5 and 4.5 of this Agreement, which representations and warranties shall survive until the expiration of sixty (60) days following the applicable statute of limitations, including extensions thereof. The covenants of Seller and Buyer hereunder, including the indemnification obligations of Seller under Sections 7.1(b) and (d) the indemnification obligations of Buyer under Sections 7.2(b) and (d), shall survive until the expiration of any applicable statute of limitations. No claim or action for indemnity pursuant to

Sections 7.1 or 7.2 hereof for breach of any representation or warranty shall be asserted or maintained by any party hereto after the expiration of such representation or warranty pursuant to the first sentence of this Section 7.4 except for claims made in writing prior to such expiration and actions (whether instituted before or after such expiration) based on any claim made in writing prior to such expiration.


                                  ARTICLE VIII

                                   TERMINATION

            8.1 GROUNDS FOR TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                          (i) by mutual written agreement of Seller and Buyer;

                         (ii) by Buyer at any time following the expiration of ten (10) days from the date that Buyer has given written notice to Seller of any one or more material inaccuracies or material misrepresentations in or material breaches of the representations or warranties made by Seller and Seller shall have failed to cure such inaccuracies and breaches in all material respects in said ten (10) day period; PROVIDED, HOWEVER, that in the event that within said ten (10) day period Seller has undertaken reasonable actions to cure such inaccuracies and breaches and such actions are being diligently pursued by Seller, no termination under this clause
      (ii) shall take effect unless Seller shall have failed to cure such inaccuracies and breaches in all material respects within forty-five (45) days after delivery of the original notice from Buyer;

                        (iii) by Buyer at any time following the expiration of ten (10) days from the date that Buyer has given written notice to Seller of Seller's failure to perform and satisfy in any material respect any of Seller's obligations under this Agreement and Seller shall have failed to cure such failure in all material respects in said ten (10) day period; PROVIDED, HOWEVER, that in the event that within said ten (10) day period Seller has undertaken reasonable actions to cure such failure and such actions are being diligently pursued by Seller, no termination under this clause (iii) shall take effect unless Seller shall have failed to cure such failure in all material respects within forty-five (45) days after delivery of the original notice from Buyer;

                         (iv) by Seller at any time following the expiration of ten (10) days from the date that Seller has given written notice to Buyer of any one or more material inaccuracies or material misrepresentations in or material breaches of the representations or warranties made by Buyer herein and Buyer shall have failed to cure such inaccuracies and breaches in all material respects in said ten (10) day period; PROVIDED, HOWEVER, that in the event that within said ten (10) day period Buyer has undertaken reasonable actions to cure such inaccuracies and breaches and such actions are being diligently pursued by Buyer, no termination under this clause (iv) shall take effect unless Buyer shall have failed to cure such inaccuracies and breaches in all material respects within forty-five
      (45) days after delivery of the original notice from Seller;

                          (v) by Seller at any time following the expiration of ten (10) days from the date that Seller has given written notice to Buyer of Buyer's failure to perform and satisfy in any material respect any of Buyer's obligations under this Agreement and Buyer shall have failed to cure such failure in all material respects in said ten (10) day period; PROVIDED, HOWEVER, that in the event that within said ten (10) day period Buyer has undertaken reasonable actions to cure such inaccuracies and such actions are being diligently pursued by Buyer, no termination under this clause (v) shall take effect unless Buyer shall have failed to cure such inaccuracies in all material respects within forty-five (45) days after delivery of the original notice from Seller;

                        (vi) by either Buyer or Seller if the Closing shall not have been consummated by June 30, 1993, or such later date as is mutually agreed to in writing by Buyer and Seller (the "Termination Date"); provided, however, that neither Buyer nor Seller may terminate this Agreement pursuant to this clause (vi) if the Closing shall not have been consummated by the Termination Date by reason of the failure of such party to perform in all material respects any of its covenants or agreements contained in this Agreement; or

                        (vii) by Buyer by written notice to Seller on or prior to December 31, 1992 if Buyer, in its reasonable judgment, is not satisfied with the results of its due diligence.



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                                                                              28





            8.2 EFFECT OF TERMINATION. Subject to the next sentence, if this Agreement is terminated in accordance with Section 8.1 as a result of a breach by any party to this Agreement, the liability of the breaching party shall not exceed the out-of-pocket costs of the non-breaching party in connection with this Agreement and the transactions contemplated hereby. If this Agreement is terminated in accordance with Section 8.1 as a result of (i) the wilful failure of a party to fulfill a condition to the performance of the other party, (ii) the wilful failure of a party to perform a covenant under this Agreement, or
(iii) a breach, the consequences of which are material with respect to the Acquisition Assets, of any representation contained in this Agreement, which the party making such representation knew was false on the date hereof, then such breaching party shall be fully liable for any and all damages sustained or incurred by the other party.


                                   ARTICLE IX

                                  MISCELLANEOUS

            9.1 NOTICES. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) if personally delivered, when so delivered, (ii) if mailed, two Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below,
(iii) if given by telecopier, once such notice or other communication is transmitted to the telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (ii) above or (iv) if sent through a reputable overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

      If to Seller, to:       Union Oil Company of California
                              911 Wilshire Boulevard
                              Los Angeles, California  90017
                              Attention:  A.J. Eliskalns
                              Telecopy:  (213) 977-5835




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                                                                              29




      Copy to:                Union Oil Company of California
                              1201 West 5th Street
                              Los Angeles, California  90017
                              Attention:  W. Thomas Skok
                              Telecopy:  (213) 977-7827

      If to Buyer, to:        National Auto/Truckstops, Inc.
                              c/o Unocal Petroleum Products and
                                Chemicals Division
                              1650 East Golf Road
                              Schaumburg, Illinois  60196-1088
                              Attention:  William Osborne

      Copy to:                The Clipper Group, L.P.
                              Park Avenue Plaza
                              55 East 52nd Street
                              New York, New York  10055
                              Attn:  Louis J. Mischianti
                              Telecopier: (212) 318-1360

      Copy to: Paul, Weiss, Rifkind, Wharton & Garrison 1285 Avenue of the Americas
                              New York, New York  10019
                              Attn: Stuart I. Oran, Esq.
                              Telecopier: (212) 757-3990


            Either party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

            9.2  AMENDMENTS; WAIVERS; REMEDIES.

                  (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No waiver by either party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation



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                                                                              30




or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No single or partial exercise by either party in exercising any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            9.3 EXPENSES. Personal and real property taxes shall be prorated as of the Closing Date. Buyer shall file or cause to be filed all required personal and real property reports and returns which are due on or after the Closing Date and shall pay or cause to be paid to the Tax Authorities all such taxes reflected on such reports or returns. All taxes resulting from the transactions contemplated hereby, including any sales and use taxes and any real property transfer taxes, shall be borne by the Seller. The costs of obtaining surveys and title insurance shall be borne by Buyer. Except as otherwise provided herein, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring the same.

            9.4 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

            9.5 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the internal laws (and not the conflict of laws) of the State of California.

            9.6 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

            9.7 ENTIRE AGREEMENT. This Agreement (including the documents, schedules and exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.



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                                                                              31





            9.8 JURISDICTION. Each of the parties hereto irrevocably submits to the jurisdiction of any state or federal court sitting in the County of Los Angeles, State of California, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, or to contest the jurisdiction (in rem or in personam) or power or decision of such court over or pertaining to the party or with respect to the subject matter in any other court within or without the United States other than appropriate appellate courts. Each of the parties hereto irrevocably waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party hereto with respect thereto.

            9.9 CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

            9.10 SEVERABILITY. If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

            9.11 CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either party. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular. The headings contained in this Agreement are for reference purposes only and shall not effect in any way the meaning or interpretation of this Agreement. Whenever the word "including" is used in this Agreement, it shall be deemed to mean "including, without limitation," "including, but not limited to" or other words of similar import such that the items following the word "including" shall be deemed to be a list by way of illustration only and shall not be deemed to



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                                                                              32




be an exhaustive list of applicable items in the context thereof.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                              UNION OIL COMPANY OF CALIFORNIA



                              By: /s/ Neale E. Schmale
                                 --------------------------------
                              Name: Neale E. Schmale
                                   ------------------------------
                              Title: Sr. Vice President
                                    -----------------------------


                              NATIONAL AUTO/TRUCKSTOPS, INC.



                              By: /s/ Louis J. Mischianti
                                 --------------------------------
                                 Name:  Louis J. Mischianti
                                 Title: Treasurer


                              NATIONAL AUTO/TRUCKSTOPS, INC.



                              By: /s/ Hugh D. Schmieder
                                 --------------------------------
                                 Name:  Hugh D. Schmieder
                                 Title: Vice President